Exhibit 99.1
Post Holdings Announces Headquarters for Combined Cereal Business and Leadership

St. Louis, Missouri - May 15, 2015 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced plans to consolidate its Post Foods and MOM Brands cereal businesses into one group, to be headquartered in Lakeville, Minnesota, at MOM Brands’ existing facilities. As a result, Post expects to close its office in Parsippany, New Jersey. The Parsippany office closure is expected to be completed by May 2016. This decision will impact approximately 200 employees across the businesses. Post will offer severance and transition assistance to affected employees.
The combined business, called Post Consumer Brands, will be led by MOM Brands President Chris Neugent. Mr. Neugent will report to Rich Koulouris, who joined Post Holdings in February to lead Post Foods Group, comprising branded center-of-the-store (Post Consumer Brands) as well as its private label retail businesses.
“Combining our businesses in Lakeville will create a powerful branded platform for both branded cereal and further acquisitions.” said Rob Vitale, Post Holdings’ President and CEO. “While I am delighted that Chris and his colleagues are joining Post, we are acutely aware of the contributions made by employees negatively impacted by this decision, and we are committed to helping them through this transition.”
Financial Details
In connection with these decisions, Post expects to incur pre-tax expenses of $27 million to $30 million for employee severance, retention and relocation payments. Approximately half of these charges are expected to be incurred in Post’s third quarter of fiscal 2015 with cash payments in Post’s fiscal 2016 and 2017. These expenses are a component of the previously announced total estimated one-time charges to achieve cost synergies of between $70 million to $80 million and will not impact Post’s previously announced guidance for fiscal 2015.
These decisions are expected to result in savings as part of the approximately $50 million cost synergies which were previously announced in connection with the acquisition of MOM Brands. Post currently expects to realize approximately $50 million in run-rate cost synergies by the second full fiscal year following the closing of the MOM Brands acquisition.
Forward-Looking Statements
Certain matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the closure of the Parsippany office and the expected timing of the closure, the amount of employees affected by the decision, the amount and timing of the expenses and cash payments, and the amount and timing of the expected synergies contemplated by the MOM Brands acquisition. These forward-looking statements are based on the current expectations of Post and are subject to uncertainty and changes in circumstances. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks and uncertainties include our ability to realize the synergies contemplated by the acquisition of MOM Brands; our ability to promptly and effectively integrate the MOM Brands business; the recent avian influenza outbreak in the U.S. Midwest; our ability to continue to compete in our product markets and our ability to retain market position; changes in our cost structure, management, financing and business operations; significant volatility in the costs of certain raw materials, commodities, packaging or energy used to manufacture our products; our ability to maintain competitive pricing, introduce new products or successfully manage costs; our ability to successfully implement business strategies to reduce costs; changes in economic conditions and consumer demand for our products; labor strikes, work stoppages or unionization efforts; our reliance on third party manufacturers for certain of our products; disruptions or inefficiencies in supply chain; changes in weather conditions, natural disasters, disease outbreaks and other events beyond our control; business disruptions caused by information technology failures and/or technology hacking; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the Company’s judgment as of the date of this press release. Investors are cautioned not to place undue reliance on these forward-looking statements. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, private label, refrigerated and active nutrition food categories. The Post Foods Group spans the center-of-the-store with branded and private label offerings. Through its Post Consumer Brands business, Post is a leader in the value segment of ready-to-eat cereal and offers a broad portfolio that includes recognized brands such as Honey Bunches of Oats®, Pebbles™, Great Grains®, Grape-Nuts®, Honeycomb®, Frosted Mini Spooners®, Golden Puffs®, Cinnamon Toasters®, Fruity Dyno-Bites®, Cocoa Dyno-Bites®, Berry Colossal Crunch® and Malt-O-Meal® hot wheat cereal. The Post Foods Group also manufactures private label cereal, granola, peanut butter and other nut butters, dried fruits and baking and snacking nuts. Post’s Michael Foods Group supplies value-added egg products, refrigerated potato products, cheese and other dairy case products and dry pasta products to the private label retail, foodservice and ingredient channels and markets retail brands including All Whites®, Better’n Eggs®, Simply Potatoes® and Crystal Farms®. Post’s active nutrition platform aids consumers in adopting healthier lifestyles through brands such as PowerBar®, Premier Protein®, Supreme Protein® and Dymatize®. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Brad Harper
brad.harper@postfoods.com
(314) 644-7626